Exhibit 23.1

CONSENT OF SOLA PROJECT SERVICES, LLC

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “S-K 1300 Technical Report Summary, Dewey Burdock Project, South Dakota, USA”, dated January 6, 2025, with an effective date of October 8, 2024 (the “TRS”), that we prepared, included or incorporated by reference in:

(i)	the Current Report on Form 8-K dated January 16, 2025 (the “8-K”) of enCore Energy Corp. (the “Company”) being filed with the United States Securities and Exchange Commission; and

(ii)	the Company’s Form S-8 Registration Statement (File No. 333-273173), and any amendments or supplements thereto.

We further consent to the filing of TRS as exhibit 96.1 to the 8-K.

SOLA Project Services, LLC

Per:	/s/ Stuart Bryan Soliz
Stuart Bryan Soliz, P.G
Principal of SOLA Project Services, LLC

Dated: January 16, 2025